Exhibit 99.1

Achari Ventures Holdings Corp. I Announces the Separate Trading of its Shares of Common Stock

and Warrants, Commencing November 17, 2021

NEW YORK, NY – Achari Ventures Holdings Corp. I (Nasdaq: AVHIU) (the “Company”) announced today that, commencing November 17, 2021, holders of the units sold in the Company’s initial public offering of 10,000,000 units completed on October 20, 2021 may elect to separately trade the Company’s shares of common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and warrants that are separated will trade on The Nasdaq Global Market (“Nasdaq”) under the symbols “AVHI” and “AVHIW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “AVHIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Chardan served as sole bookrunner. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Achari Ventures Holdings Corp. I

Achari Ventures Holdings Corp. I is a newly organized blank check company formed by Achari Sponsor Holdings I LLC, which is an affiliate of Achari Ventures, an investment firm that invests in cannabis and cannabis-related companies.

Investor Contact

Rob Kelly

MATTIO Communications

416-992-4539

AchariSpac@mattio.com